Exhibit 10.1

[Translated from the original Chinese version]

Project Investment Contract

Party A：Local Government of Hanshan County, Anhui Province, People’s Republic of China

Party B：Faith Bloom Limited

In order to promote the sound development of the regional economy, and protect the rights and interests of the investors and the public interests, based on the principle of good faith cooperation, equality and mutual benefit, common development, through friendly negotiation, the local government of Hanshan County, Anhui Province, PRC (“Party A” hereafter) and Faith Bloom Limited (“Party B” hereafter) enter into this Contract and act in accordance with this Contract.

Section 1   Investment Overview

Article 1   Party B is to acquire the Chaodong Nanomaterials Science and Technology Co., Ltd. based in the industrial park of Hanshan County, Anhui Province, and to invest in a new Nano Precipitated Calcium Carbonate project (“Project” hereafter). The specified investment size and planning of Party B is:

the designed production capacity is 200,000 (Two hundred thousand) tons/year;

the total investment is ￥1,200,000,000 (RMB One and 2/10 billion);

the land for the Project is 512 Mu;

it is anticipated to continue with the investment in construction beginning from 2009, and fulfill the construction in 2013.

Party B is entitled to the planning and designing, and reporting for approval in accordance with the project progress and the land use conditions.

Section 2   Project Construction

Article 2   Prerequisites of the Investment

Only when the following Prerequisites are met, can the Project investment be launched：

（1）The industrial land for the first phase construction of 512 Mu (subject to the actual measurement) has already been granted to Party B for the Project by Party A irrevocably;

（2）Party B or other designated PRC. or foreign entity by Party B is to successfully acquire Chaodong Nanomaterials Science and Technology Co., Ltd.(“CNST” hereafter), and fulfill the relevant procedures;

（3）Party A guarantees that the existing limestone resources (the already transferred part included) based in the Dacishan area of Hanshan County (geographic location is subject to the detailed geological investigation report) meets the quality requirement of the resolvent limestone, and the reserves are at least 60,000,000 (Sixty million) tons (the reserves and quality requirement are to be specified and defined in the feasibility study report by Party B). The actual reserves of the limestone are subject to the result of the appraisal organized by the Ministry of Land and Resources of Anhui Province;

（4） Party A commits that the rights to all the existing reserves without use rights transfer in the Dacishan area shall be given to Party B at one time, and no other rights to the reserves be given to any other parties. The limestone shall be transferred to Party B according to its production need in batches and publicly, and Party B shall pay for the limestone use rights in accordance with relevant national regulations annually.

（5） If any of the aforesaid Prerequisite or Prerequisites are not able to be met because of any reason after signing the Contract, Party B is entitled to terminate the Contract immediately with no obligation; If Party B encounters any loss hereby, Party A is obliged to compensate Party B.

Article 3   Location, area, and terms of use rights of the Land

The industrial land selected by Party B is based in the industrial park of Party A, north of the location of the former CNST. Detailed location is referenced in the attached chart. The terms of the land is 50 (fifty) years. The land for the project shall be planned by one time, and be given to Party B by phase based on Party B’s investment plan. The land given for the first phase shall not be less than 512 Mu and no land shall be planned for any other project in the planning area.

The reserved industrial land is located in the east of the E. city ring road, the south of provincial road No. 105, to the north of Changguang village, with the area of 1000 Mu and rights reserved for 5 years. Party A is entitled to decide whether to use the aforesaid reserved land or not within the reserved terms. If it has decided to use the reserved land within the terms, Party A shall provide the land according to the project schedule of Party B timely.

The land for the Research & Development center and the real estate project (staff residential land) is located in the Hancheng New Area (detailed location is subject to the planning line), with area of 40 Mu (subject to the actual measurement of the government land administration department and recorded in the State-owned Land-use Right Certificate granted to Party B). The terms of residence is 70 (seventy) years.

Article 4   Conditions of the Provided Industrial Project Land

The project land should be furnished with electricity, water resource, communication facility, close-circuit television, broad band, transportation system, sewer system, rain water supply, and be leveled. There shall be no barricades, such as public overhead line, within the project construction area.

Article 5   Supporting Municipal Facilities and Related Conditions

1、Facilities such as electricity, water resource, communication facility, close-circuit television, broad band, transportation system, sewer system, rain water supply, etc. shall be furnished within the whole project area so as to meet the needs of Party B, and all the rendered costs shall be undertaken by Party A.

2、Party A guarantees that the water, electricity and gas supply will meet the demands of Party B. Party B shall inform Party A of the water and electricity load (in written format) _____days after signing the Contract (basically in line with the feasibility report). All the opening costs, including those of water, electricity, natural gas, fuel gas, steam supply, communication facility, close-circuit television, broad band, etc. shall be undertaken by Party A.

3、Actively coordinate the resolution of Party B's request in rail transport.

4、Party A shall provide enough electricity and water resources for Party B’s use based on the prices of those for large-scale industrial production purpose.

Section 3   Cost for the Land Transfer and Payment Terms

Article 6   Cost of Land Transfer

The Project land is obtained by Party B through the process of tender, auction or public listing. The cost of land transfer will be charged based on the actual auction price. The costs include all the administrative expenses in relation to the land to meet all the prerequisites for commencing construction and the related land development cost and compensation. All the one-time opening costs involved in the public utilities shall be undertaken by Party A.

Article 7   Payment Terms

Party B shall pay the cost of land transfer based on the following terms:

1、The industrial land for the first phase is approximately 512 Mu, and will be transferred according to the national provisions on tender, auction and public listing. Security deposit will be paid in accordance with the tendering documents. And after the land use rights is obtained, the Land Transfer Contract will be then signed, and cost of land transfer will be settled pursuant to the provisions of the Land Transfer Contract.

2、The reserved industrial land is approximately 1,000 Mu (One thousand Mu), and will be transferred according to the national provisions on tender, auction and public listing. The cost and payment terms will be the same as provided in Article 7-1. The land can be put into use after the fulfillment of the first phase investment of RMB 1,200,000,000 (One and 2/10 billon) and commencing production. Detailed items should be defined otherwise.

3、The land for the Research and Development center and staff residence are approximately 40 Mu, and the cost of land transfer and payment terms will be the same as the Article 7.-1. And the specified land providing date will be negotiated by the two parties otherwise. Party A shall provide land of 20 Mu (Twenty Mu) for building the Research & Development center and staff residence each time Party B completes its production capacity of 100,000 tons (One hundred thousand tons). Party A guarantees that the land of total 40 Mu (Forty Mu) provided in two phases are adjacent.

4、Within 10 (ten) days from the day when Party B settles the relevant cost of land transfer, the relevant project land licensed under the state-owned land use rights shall be transferred to Party B by Party A.

Article 8   Delivery of Relevant licenses and Transfer of the Project Land

After Party B’s signing of the Land Transfer Contract and settling the cost, Party A shall assist Party B in the transaction of the state-owned land use rights certificate without any right to mortgage or other rights, in the name of Party B, the land use rights owner, within 30 (thirty) days from the day Party B settles the cost. Party A shall guarantee Party B that no third party shall be entitled to the land use rights.

Section 4   Preferential Policies

Article 9   Party A promises Party B or the project company registered by Party B that it will not only enjoy all preferential policies specified in this Investment Contract, but also enjoy the tax preference, fiscal subsidies of the state, province, city and Hanshan County. In addition, parts of Administrative and Institutional fees are not charged.

Party A further promises to assist the project company to carry out the preferential policies that are enacted by the state, province, city or Hanshan County at times in future and adjusted or modified to apply to the project company in every respect.

Article 10   If Party B establishes other new registered companies on the project land and begins the production and operation, or if Party B leases parts of its buildings to other registered companies for operations, and the project relates to the industry and high-tech products of Party B and the Industrial and Commercial and tax registrations are made in Hanshan County, the new company shall enjoy all preferential policies specified in the aforesaid Article 9.

Section 5   Responsibilities and Obligations of Both Parties

(Ⅰ) The responsibilities and obligations of Party B

Article 11   After approvals received, funds shall be invested into the project according to the specified terms for project construction and the construction shall be completed on schedule and put into production; Party B must invest on schedule; If Party B is not able to invest according to the schedule at any phase due to any reason, Party A shall provide Party B with a grace period of three months. If the investment is still not executed within the three months grace period, Party A shall issue a written notice before the expiration day requiring Party B to execute the investment. If the investment is still not able to be executed within fifteen days beginning from the notice day, Party A is entitled to take back the unused land and limestone, but with limitation to the land and limestone which are not paid by Party B.

Article 12   The construction of the project must meet environmental and safety requirements. After the operation starts, Party B shall operate complying with laws and regulations, produce in accordance with safety standards, and pay taxes according to regulations.

Article 13   The project investment must reach the investment level of Hanshan industrial park set by the state i.e. the investment shall not be less than RMB 1,200,000 / Mu (One and 2/10 million/ Mu).

Article 14 The reserved land of 1,000 (One thousand) Mu shall be provided to Party B for use once the first phase investment of RMB 1,200,000,000 (One and 2/10 billion) is fulfilled and put into production in accordance with the local planning and industrial investment level, otherwise the land shall not be provided. The provided limestone shall and only be used for the production of NPCC in Hanshan, otherwise Party A is entitled to terminate the Contract and take back the limestone. The loss rendered hereby shall be assumed by Party B.

(Ⅱ) The responsibilities and obligations of Party A

Article 15 Party A will assist Party B to process any procedures and formalities on company establishment, such as the project’s examination and approval, business license, tax registration and bank account opening, and go through other formalities such as planning report and approval, environmental protection, infrastructure construction and project completion (including but not limited to the check and acceptance for fire protection, the environmental impact review, the construction land use permit, the planning permit of construction engineering, the housing (starting) permit of construction engineering, filing records of the assessment and acceptance of completed housing project and registration), and will provide Party B with all types of basic data and information for the planning and design of the construction.

Article 16   Party A commits to make the project land entirely following the conditions of the project startup specified in this Contract within 60 days after Party B has received the state-owned land use certificate.

Article 17   In order to help Party B invite and arrange technology and management personnel, Party A should provide certain living convenience. In addition, according to the request of Party B or the project company of Party B, Party A should provide land for Research & Development and real estate of no less than 40 Mu (Forty Mu) with full set of facilities, and the land will be obtained by Party B through the process of tender, auction and public listing and built in accordance with the local planning conditions. In addition, based on the investment scale of Party B, when the scale is larger than 200,000 tons (Two hundred thousand)/ year, similar land of 20 Mu (Twenty) shall be added with the proximity of the land slot of 40 Mu (Forty) for every additional 100,000 tons (One hundred thousand)/ year.

Article 18   If Party A does not handle the state-owned land use certificate for Party B in the prescribed period of Article 8 hereof, or if Party A does not deliver the corresponding project land to Party B in the prescribed period of Article 15 hereof, which causes delay in Party B’s obtaining the state-owned land use certificate or possessing the project land under this Contract, Party A should pay Party B a penalty amounting to 0.1% of the land grant fee paid by Party B for each delayed day until Party B obtains the state-owned land use certificate or the project land. Party B has the right to dissolve this Investment Contract in the case that Party A delays handling the state-owned land use certificate or delivering the project land, and the delayed time exceeds more than 6 months of the time specified in this Contract. Party A should return the full land grant fee and other land payments to Party B, and make compensation for all losses caused by the breaching actions of Party A.

Article 19   If the project land does not have all of the conditions of project startup in position within the period specified in Article 15 hereof due to Party A, Party A should provide the written statement to explain the delay and plan of having conditions of startup within 30 days before the appointed time and obtain Party B’s approval.

If Party B does not obtain the construction permit due to Party A, and if the construction conditions of the project land do not meet the conditions for Party B’s necessary requirements according to this Contract which causes delay of Party B’s starting of construction, Party A should pay a penalty amounting to 0.2% of the grant land fee hereunder until Party A fulfills all the necessary conditions specified in Article 5 hereof. If the necessary construction conditions do not meet the construction requirements of Party B according to Article 5 hereof due to Party A and at the same time the delayed time exceeds 6 months of the time specified herein, Party B reserves the right to dissolve this Contract and Party A shall return the full land grant fee and other land payments paid by Party B and make compensation to Party B for all the losses caused by the breaching actions of Party A.

Article 20   In any case, where Party B fulfills the Contract and put into production on schedule (including the time period based on the grace period), if Party A cannot perform the provisions of Item 2 in Article 7, causing Party B to be unable to obtain the reserved land of 1,000 Mu (One thousand), and/or cannot perform the provision of Item 3 in Article 7, causing Party B to be unable to obtain the full furnished staff residential land of no less than 40 Mu (Forty), Party A is considered to essentially break the Contract, where Party A shall pay Party B the penalty of 5% of total cost of lands hereunder. If the aforesaid penalty is not sufficient to compensate Party B’s actual loss hereby, Party A shall pay for the actual loss and the penalty of 5% shall still be paid to Party B.

Article 21   Party A commits to coordinate Party B’s relationship with the local government sectors so as to let the related sectors provide Party B with high-quality and efficient services in the process of project development.

1. In the project’s feasibility study phase, Party A should actively provide all required basic information such as social, economical and cultural conditions, and hydrological and geologic conditions of the project land and the surrounding areas for Party B’s reference free of charge.

If Party B confirms that any project land under this Contract is not in accordance with the geologic conditions of NPCC projects initiated by Party B, Party A commits to select other appropriate land for Party B.

2. From the date when both Party A and Party B signed this Investment Contract, if any dispute occurs that is related to the land use, removal, compensation and settlement for households relocated due to the project land of Party B, Party A is fully responsible for solving the dispute and Party B shall have no responsibility and will not pay any expense related to any dispute.

3. From the date when both Party A and Party B signed the contract for granting state-owned land, Party A should make service commitments of management and provide good outside environment for investment construction, production and operations, and Party A should establish a coordination service leading group with the county mayor or deputy county mayor as the group leader and principals of functional departments as the members. Party A is in charge of the coordination and management of all administrative and law-enforcement departments to ensure the smooth implementation of the construction.

4. During the period of the project construction of Party B, Party A should ensure a good construction environment for Party B. If Party B’s construction is affected by the outside interference due to Party A’s not taking measures or taking ineffective measures, Party A should find out the facts and responsibilities timely and eliminate that interference as soon as possible. If economic losses are not caused by Party B itself, Party A should make full compensation for Party B.

5. During and after the construction process, Party A should ensure that related departments and the general public in the regions administrated by the Hanshan government do not intervene in the enterprise’s production and operation, and do not enter the factory to disturb its production and operation in the name of inspecting (normal legal inspection excluded), reviewing or news reports. Party A should obtain Party B’s approval in advance if the inspection by superior leaders and news reports organized by Party A are necessary.

6. In the construction process, Party A should make sure that the autonomy of inviting tenders of Party B free of interference by any government sectors, entity or individual.

7. Land use boundary of Party B: Subject to the survey and delimitation report, Party B builds walls in accordance with declared planning and design conditions (to build walls by the red lines of the project land in light of survey and delimitation to the side of the road).

Article 22   Party A commits to provide conveniences for the project management to ensure their children have the equal opportunities of education with the local residents

Section 6   Force Majeure

Article 23   If partial or whole failure in executing the Contract is caused by the force majeure factor, neither party shall be entirely responsible for breach of the Contract. However, both parties shall take necessary measures to minimize the losses caused by the force majeure.

Article 24   The party that meets the force majeure should inform the other party of the conditions of the accident in written form within 48 hours, and submit the report on nonperformance, partial performance or delayed performance of this Contract and the proofs of this force majeure incident issued by related authorities to the other party within 10 days after the incident.

Section 7   Notice

Article 25   Any notice or communication required or allowable hereby is considered to be delivered to its destination actually at the time of receival without regard to its method of delivery.

Section 8   Applicable laws and Solution of Disputes

Article 26   The establishment, effectiveness, explanation, performance and solution of disputes hereunder shall apply the laws of the People’s Republic of China.

Article 27   Any dispute caused in the process of performing this Contract shall be solved through friendly negotiation between the two parties. For dispute or disputes that cannot be solved through negotiation, either party can apply for arbitration in the Beijing Arbitration Commission. The verdict is final and is legally binding on both parties.

Section 9   Confidentiality

Article 28   Without the written consent of the other party hereto, neither party shall disclose business or technology secrets or other secrets obtained from performing this Contract to the third party, unless the disclosure is made pursuant to mandatory disclosure requirements of related rules and regulations (including but not limited to disclosures made by the listed company according to mandatory requirements of rules and regulations in the listing place). If any party breaches this provision of disclosure, the breaching party should be responsible for it and pay a penalty amounting to RMB 5 million (Five million) to the corresponding party.

Section 10   Supplementary Articles

Article 29   Any supplementary article, appendix and related document attached hereto are indivisible parts hereof and have the same effectiveness with this Contract. The open items of this Contract can be supplemented through the negotiation of both parties. This Contract can be terminated or renewed if both parties negotiate and unanimously agree.

Article 30   Party B reserves the right to arrange other domestic or foreign corporations as the investment subjects to establish a project company by investing directly or by merging and changing according to specific conditions.

No matter if the project company is established by Party B or by the aforesaid other domestic or foreign corporations by way of investing directly or merging and changing, Party B reserves the right to transfer all rights and obligations that Party B should undertake hereunder to the project company without Party A’s prior consent.

Article 31   Party A ensures that in the administrative regions governed by Party A, it will not introduce or set up any NPCC production project and enterprise (including all enterprises whose key raw material is limestone and key ingredient of end products are NPCC powders and sizing agents) other than Party B or the related party of Party B, and it will not examine and approve the enterprises and projects of this kind and will not go through the related formalities such as registration. If Party A breaches this article to introduce any project in the aforesaid range, it should pay Party B a penalty amounting to 50% of the total investment hereunder and the total investment should be subject to the audit report issued by a well-known, international accounting firm.

Article 32   The Contract has the legal effectiveness upon Party B, other domestic or foreign enterprise arranged by Party B as the investment subject, and the project company especially established for the project.

Article 33   Party B shall make project investments in accordance with the Contract and is entitled to the financial support policy issued by Party A. If the related policy has been adjusted, the adjusted preferential policy is applied.

Article 34   This Investment Contract is in quadruplicate, and each party holds two copies, which come into effect after the signing and sealing by the legal representatives of both parties (representatives) or by authorized representatives.

Party A:	Party B:

(Seal)	(Seal)

Representative or authorized representative (Sign):	Legal representative or authorized representative (Sign):

Date:	Date

Place of Signing: China

Project Investment Contract

Supplemental Agreement

Party A：

Party B：

Based on the project investment contract signed on M   D___ Y ___by Party A and Party B, in the principle of good faith cooperation, equality and mutual benefit, common development, Party A and Party B enter into the supplemental agreement on matters not covered:

1、Party A shall assist Party B to register the company in Hanshan industrial park and transact relevant procedures to promote the project progress.

2、After Party B has paid off the land grant fee according to Article 8 hereof, Party A shall assist Party B in proceeding with land use right certificates for this industrial land area and real estate land area in the name of the project company at the same time the project company as the land use right user does not have to take any mortgage or any other obligations, and the land use right shall not be recourse by any third party.

3、Party B shall pay the limestone resource at the listed price of RMB 0.4/ton. As to the exceeding part of the price, Party A shall make full-payout within seven working days to Party B in the means of financial support. The forestry fee and land charges incurred by Party B when proceeding with the mining right procedure shall be compensated by Party A.

4. The land originally owned by CNST of 100 Mu (One hundred) shall be transferred to Party B with the coordination of Party A with relevant authorities.

4、As to the mine and equity originally owned by CNST, within two months after Party B pay for the cost of equity transfer hereunder, Party A shall guarantee Party A with the mining rights certificate of no less than 30 years in the form of legal transfer by coordinating, and all the cost incurred shall be assumed by Party A (agency fee excluded).

6. Legal Title certificates to the property originally owned by CNST shall be transferred to Party B within two months after completing equity transfer with the coordination of Party A with relevant authorities, and all incurred costs shall be assumed by Party A (agency fee excluded).

7. Party B shall complete the investment on schedule (including the time period grant by the grace period). The detailed schedule is as follows:

 By the end of October 2010, fulfill the investment of RMB 350,000,000 (Three hundred fifty million), and complete the construction of the production capacity of 40,000 tons (Forty thousand);

 By the end of November 2011, fulfill the accumulative investment of RMB 630,000,000 (Six hundred thirty million), and complete the construction of the production capacity of 100,000 tons (One hundred thousand tons);

 By the end of January 2013, fulfill the accumulative investment of RMB 1,200,000,000 (One and 2/10 billion), and complete the construction of the production capacity of 200,000 tons (Two hundred thousand tons)

8、Finance taxation subsidy policy

（1）Corporate income tax

From the profit-generating year, the local government shall give the company funding support in the following way: for the first three years, all the local retention of enterprise income tax funds shall be returned to the company as funding support; from the forth year to the sixth year, the local government shall return 50% of the local retention of enterprise income tax funds to the company as funding support. For each production line invested, the tax rate shall be calculated in this way and will enjoy this policy.

（2）Value Added Tax

Upon the date of the beginning of production, for the first three years, 25% of the total VAT funds that the company paid shall be returned as funding support; from the forth year to the sixth year, 12.5% of the total VAT funds that the company paid shall be returned as funding support.

（3）Business tax

Upon the date of the beginning of production, for the first three years, all the local retention of business tax funds that this production line paid shall be returned to the company as funding support; from the forth year to the sixth year, 50% of the local retention of business tax funds that this production line paid shall be returned to the company as funding support.

（4）Land deed tax

The land deed tax is to be 4% of the land transaction price, all the tax for land paid by the company shall be returned to the company as funding support.

（5）Land use tax

For each land area, when the land certificate is transacted, 100% of the first three years of land use tax paid by the company shall be returned as funding support. In the forth to sixth years, 50% will be provided to Party B annually for support.

（6）The Hanshan government shall coordinate not to charge Party B for some administration related fees, excluding any necessary portion. (Details please refer to the schedule listed as the Attachment 1 herof).

（7）The high-level professionals employed by Party B shall enjoy all the preferential policies of Hanshan County’s Talent Introduction Policy. Party A shall provide support such as housing, living allowance etc. The housing for Party B’s executives and other high-level personnel shall be resolved through marketing operations conducted by Party A.

（8）Real estate project for staff residence shall not enjoy other financial support policy except for the favorable land price.

(9) All land tax preference policies are issued to Party B in the form of financial supporting funds after collecting from Party B to support Party B’s project construction.

（10) Provided Party B cannot fulfill the required investment on schedule, Party A shall reserve the right to take back the dormant land, mine, preferential policy and financial supporting policy in accordance with the provisions specified in Article 11 of the Contract..

（11) Appendix describing the applicable national and local tax categories, tax rate and all kinds of tax preferences and enjoyable years for this NPCC project under the Hanshan County NPCC Project Investment Contract shall be listed as Attachment 2 of this Supplemental Agreement.

9、This Supplemental Agreement and its appendixes are inalienable constituents of the Hanshan County NPCC project investment contract and shall have the same legal force with “                 Project Investment Contract.

10、This Supplemental Agreement shall be effective when signed and sealed by legal representatives of the both parties and is in quadruplicate, two copies for each party.

Party A:

(Seal)

Representative or Authorized Representative (Signature):

Date:

Party B:

(Seal)

Representative or Authorized Representative (Signature):

Date:

Agreement Signing Place: China